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                                                                  EXHIBIT 6.11.2


                                  MORTGAGE NOTE

$182,000.00                                                   ORLANDO, FLORIDA
                                                                   MAY 6, 1999

         FOR VALUE RECEIVED, MIRACOM CORPORATION, a Nevada corporation, authorized to do business in the State of Florida (hereinafter the "Maker"), promises to pay to STONESTREET INVESTMENTS, INC., a Florida corporation (hereinafter the "Payee"), in the manner hereinafter specified, the principal sum of ONE HUNDRED EIGHTY TWO THOUSAND AND NO/100 DOLLARS ($182,000.00), with interest at the rate of nine and one-half percent (9 1/2%) per annum on the balance from time to time remaining unpaid. Principal and interest shall be payable in lawful money of the United States of America at 298 Lake Markham Road, Sanford, Florida 32771, or at such other place as may hereafter be designated by written notice from the Payee to the Maker. This Note shall be payable as follows:

                  Monthly payments of interest only in the amount of One Thousand Four Hundred Forty and 83/100 Dollars ($1,440.83) shall be due and payable commencing on September 1, 1999, and thereafter upon the first (1st) day of each consecutive month thereafter for the next five (5) months. The first payment due on September 1, 1999 shall be a prorated amount prorated from the date of execution of this Note through January 30, 1999.

                  Monthly payments of principal and interest in the amount of One Thousand Nine Hundred and 49/100 Dollars ($1,900.49) shall be due and payable commencing February 1, 2000, and thereafter upon the first (1st) day of each consecutive month thereafter during the term of this Note. Such payments are amortized over fifteen (15) years.

                  The outstanding principal balance of this Note, plus any accrued but unpaid interest shall be due and payable in full on July 31, 2002; provided however that, if any interest in the real property securing this Note is transferred or conveyed (other than a transfer or conveyance to an affiliated entity) all principal and interest shall become immediately due and payable at the option of the holder of this Note.

         This Note may be prepaid in whole or in part at any time without penalty. Any such prepayment shall be applied first to unpaid interest, if any, and then to principal. Interest hereunder shall be calculated on the basis of a year consisting of three hundred sixty-five (365) days.

         This Note, with interest, is secured by a Mortgage of even date herewith, to be recorded in the Public Records of Seminole County, Florida, executed by the Maker in favor of Payee ("Mortgage").




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         In the event any payment or any portion of any payment is made more than fifteen days after it is due, there shall be a late charge in the amount of five (5%) percent of the scheduled amount due.

         If default be made for thirty (30) days after receipt by Maker of written notice from Payee in the payment of any of the sums or interest mentioned herein or in the Mortgage, or in the performance of any of the agreements contained herein or in the Mortgage, then the entire principal sum and any unpaid accrued interest shall at the option of the Payee become at once due and collectible, time being of the essence; and said principal sum and accrued interest shall both bear interest from such time until paid at the highest rate allowable under the laws of the State of Florida. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

         Maker hereby waives presentment, protest, notice, notice of protest and notice of dishonor and agrees to pay all costs, including a reasonable attorney's fee, whether suit be brought or not, and including reasonable attorney's fees on appeal of any lower court decision, if, after maturity of this Note or default hereunder, counsel is employed to collect this Note or to protect the security of the Mortgage.

         Maker, and the undersigned representative of Maker, represents that Maker has full power, authority and legal right to execute and deliver this Note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of Maker.

         The terms of this Note shall be governed by the laws of the State of Florida.

         Whenever used, the singular number shall include the plural, the plural the singular, as the context may require, and the words "Payee" and "Maker" shall include their respective successors and assigns.

        IN WITNESS WHEREOF, Maker has executed and delivered this instrument this ____ day of June, 1999, effective as of the day and year first above written.

                                          MAKER:

Maker's Address:                          MIRACOM CORPORATION,
                                          a Nevada corporation

                                          By: /s/ David McComas
                                              ----------------------------------
                                          Name:   David McComas
                                          Title:  President
                                                  (Corporate Seal)

Documentary Stamps in the amount of $525.00, have been paid and affixed to the Mortgage.